Code of Ethics

July 2024

Capital Group associates are responsible for maintaining the highest ethical standards. The Code of Ethics is intended to help associates observe exemplary standards of integrity, honesty and trust. It sets out standards for our personal conduct, including personal investing, gifts and entertainment, outside business interests and affiliations, political contributions, insider trading, and client confidentiality.

Our fund shareholders and clients have placed their trust in Capital to manage their assets. As investment advisers, we act as fiduciaries to our clients. This means we owe them both a duty of care and a duty of loyalty.

Capital has earned a reputation over many years for acting with the highest integrity and ethics. Reputations are fragile, however, and Capital’s reputation can be harmed if any of us fails to act ethically and in the best interests of our clients. We each must hold ourselves to the highest standards of behavior, regardless of business custom, and strive to avoid even the appearance of impropriety. We all share this responsibility — if you have any doubt whether an action or circumstance is consistent with our standards, raise it.

Associates should be aware that their actions outside of the workplace can reflect on the ethics of our organization and potentially harm our reputation. For this reason, associates should exercise caution and good judgment in order to avoid having their actions outside of the workplace impact Capital, our workplace or our associates.

No set of rules can anticipate every possible situation, so it is essential that associates adhere to the spirit as well as the letter of the Code of Ethics. Any activity that compromises the trust our clients have placed in us, even if it does not expressly violate a rule, has the potential to harm our reputation. Associates are reminded of one of Capital’s core principles: that we must do the right thing as a matter of principle, not just in observance of policy.

In addition to the specific policies described below, associates have the following fundamental obligations under the Code of Ethics:

−	Associates must avoid those situations that might place, or appear to place, their personal interests in conflict with the interests of Capital, our clients or fund shareholders.
−	Associates must not take advantage of their role with Capital to benefit themselves or another party.
−	Associates must comply with the laws, rules and regulations that apply to us in the conduct of our business.
−	Associates must promptly report violations of the Code of Ethics.

It is important that all associates comply with the Code of Ethics, including its related guidelines and policies. Failure to do so could result in disciplinary action, including termination.

Questions regarding the Code of Ethics may be directed to the Code of Ethics Team.

Working ethically

In order to maintain the highest ethical standards, Capital strives to recruit, hire and retain exceptional and diverse talent. We can only do so by offering a work environment where associates have a voice, feel respected and can thrive, grow, and bring their most authentic selves to the workplace. In order to help foster such an environment, we have established certain employment policies designed in part to ensure associates interact in a professional, productive and inclusive manner. All associates are expected to be familiar and comply with these and the other policies included in our Associate Handbooks. Because we hold ourselves to the highest ethical standards, our policies often exceed what may be required by law or observed at other companies.

The following sections summarize some of your obligations under the Associate Handbook. Due to their importance to our workplace, violation of the policies in our Associate Handbooks could result in disciplinary action, up to and including termination of employment.

Providing equal employment opportunities and preventing discrimination and harassment

All associates at Capital are responsible for maintaining a professional, inclusive work environment. As an equal opportunity employer, we do not tolerate discrimination. Our policies prohibit unlawful discrimination on the basis of race, religion, color, national origin, ancestry, sex (including gender, gender expression and gender identity), pregnancy, childbirth and related medical conditions, age, physical or mental disability, medical condition, genetic information, marital status, sexual orientation, citizenship status, AIDS/HIV status, political activities or affiliations, military or veteran status, status as a victim of domestic violence, assault or stalking or any other characteristic protected by federal, state or local law.

Harassment is a form of discrimination and violates our commitment to equal employment opportunities. Harassment in violation of our policies occurs when unwelcome comments or conduct based on a protected status unreasonably interfere with an associate’s work performance or create an intimidating, hostile or offensive work environment.

We are committed to promptly investigating and taking action to eliminate any discrimination and harassment that occurs in the workplace. When requested by our Human Resources or Legal Department, all associates are expected to cooperate fully in any investigation into a violation of our policies against discrimination and harassment. Our commitment is to address such claims promptly and to take corrective action as appropriate.

Associates are encouraged to report harassment to Human Resources, any manager in the organization or through our Open Line (contact information for Open Line is outlined below in Reporting requirements).

Close personal relationships in the office

When associates have a close personal, intimate or familial relationship in the workplace, it can create an actual or potential conflict of interest. It can also negatively impact the work environment. For this reason, Capital requires that all associates report any personal intimate or familial relationship with another associate or a business partner employee to Human Resources. Under this policy, certain relationships are prohibited, such as intimate relationships between managers and associates in their reporting lines.

Interacting with the public

Regardless of whether you are speaking on behalf of Capital or simply using social media for personal use, we expect all associates to maintain both client and firm confidentiality, and to protect the firm’s reputation. The lines between public and private, personal and professional, can become blurred, particularly within the realm of social media. By identifying yourself as a Capital associate within a social network, you are connected, either directly or indirectly, to colleagues, managers, clients and investors. Information originally intended for friends and family can be forwarded and, ultimately, lead to unintended consequences. For this reason, associates should exercise extra caution and good judgment and avoid mixing personal and business social networks and ensure that they abide by all local laws and regulations and applicable Capital policies, such as the policy against harassment.

Protecting sensitive information

Capital Group regularly creates, collects, and maintains valuable proprietary information, which is essential to our business operations and the performance of services for our clients. This information derives its value, in part, from not being generally known outside of Capital (hereinafter “Confidential Information”). It includes confidential electronic information in any medium, hard-copy information, and information shared orally or visually (such as by telephone or video conference). The confidentiality, integrity and limited availability of such information is regarded as fundamental to the successful business operations of Capital Group. The purpose of the Confidential Information Policy is to protect our information from disclosure – intentional or inadvertent – and to ensure that associates understand their obligation to protect and maintain its confidentiality.

Code of Ethics guidelines

No special treatment from broker-dealers

Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Favors or preferential treatment from broker-dealers may not be accepted. This rule applies to the associate’s spouse/spouse equivalent and any immediate family member residing in the same household.

No excessive trading of Capital-affiliated funds

Associates should not engage in excessive trading of the American Funds or other Capital-managed investment vehicles worldwide in order to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate’s spouse/spouse equivalent and any immediate family member residing in the same household.

Ban on Initial Public Offerings (IPOs) and Initial Coin Offerings (ICOs)

All associates and immediate family members residing in the same household may not participate in IPOs or ICOs.

Exceptions for participation in IPOs are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

Avoiding conflicts

Associates must avoid conflicts of interest that can occur when their business, financial or other interests interfere, or reasonably appear to interfere, with their duty to serve the interests of Capital and our clients. Conflicts of interest include any situation where financial or other personal factors compromise objectivity or professional judgment. Even the appearance of conflict could negatively impact Capital and harm our reputation.

Portfolio managers and investment analysts should be aware of the potential conflicts that can arise when they invest on behalf of fund shareholders and clients. The investments we make for our clients must be based on their best interests, and should not be, or appear to be, based on the self-interest of our associates. Accordingly, members of the investment group must disclose to the Code of Ethics Team if they or any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship, has a material business, financial or personal relationship with a company that they hold or are eligible to purchase professionally. Examples of a material relationship include: (1) a family member serving as a senior officer or executive of a portfolio company, (2) significant beneficial ownership of a portfolio company by the associate or their family members, and (3) involvement by the associate or a family member in a significant transaction or business opportunity with a portfolio company.

In addition, associates should avoid conflicts related to Capital’s business, and therefore must not:

−	Engage in a business that competes, directly or indirectly, with the interests of Capital, or is related to their role or responsibilities at Capital;
−	Act for Capital in any transaction or business relationship that involves the associate, members of their family or other people or organizations with whom the associate or their family member(s) have a significant personal connection or financial interest;
−	Negotiate with Capital on behalf of any such people or organizations; or
−	Use or attempt to use their position at Capital to obtain any improper personal benefit for themselves, family member(s) or any other party.

No policy can anticipate every possible conflict of interest and all associates must be vigilant in guarding against anything that could color our judgment. Any associate who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest or perceived conflict of interest must disclose the matter promptly to a member of the Code of Ethics Team. If there is any doubt or if something does not feel consistent with our standards, raise the issue.

Any changes in a previously disclosed potential conflict, outside business interest or affiliation that could be relevant to an evaluation of a potential conflict must also be promptly disclosed. Examples of changes to disclose include: (1) a change in research coverage of an investment analyst to include a company with a family member serving as a senior executive (even if the senior executive relationship had previously been disclosed); (2) a change in an associate’s role to trader if the associate had previously disclosed a sibling who works as a sell-side trader; and (3) a change in the line of business or activities of an outside business interest of an associate.

Outside business interests/affiliations

Associates should avoid outside business interests or affiliations that may give rise to conflicts of interest or that may create divided loyalties, divert substantial amounts of their time, or compromise their independent judgment.

Associates must obtain approval from the Code of Ethics Team to serve on the board of directors or as an advisory board member of any public or private company. This rule does not apply to: (1) boards of Capital companies or funds; (2) board service that is a direct result of the associate’s responsibilities at Capital, such as for portfolio companies of private equity funds managed by Capital; or (3) boards of non-profit and charitable organizations. Associates must disclose to the Code of Ethics Team if they serve on the board of a non-profit or charitable organization that has issued or has future plans to issue publicly held securities, including debt obligations.

In addition, associates must disclose to the Code of Ethics Team if they or any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship:

−	serves as a board director or as an advisory board member of,
−	holds a senior officer position, such as CEO, CFO or Treasurer with, or
−	owns 5% or more, individually or together with other such family members, of any public company or any private company that may be reasonably expected to go public.

In addition to the disclosure obligations set forth above, associates should be mindful of and must disclose to the Code of Ethics Team any other outside business interest or activity that may present a conflict of interest or the appearance of a conflict of interest or that may compromise their independent judgment. For example, associates must disclose if they have a significant interest in a private company that does business with or competes with Capital, even if that company is not reasonably expected to go public.

Family members employed by a financial institution

Associates who are “Covered Associates” (as defined below) must disclose if any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship, is employed by a broker-dealer, investment adviser or other firm that provides investment research or trade execution services to Capital.

Requests for approval or questions may be directed to the Code of Ethics Team.

Other guidelines

Statements and disclosures about Capital, including those made to fund shareholders and clients and in regulatory filings, should be accurate and not misleading.

Reporting requirements

Annual certification of the Code of Ethics

All associates are required to certify at least annually that they have read and understand the Code of Ethics. Questions or issues relating to the Code of Ethics should be directed to the associate’s manager or the Code of Ethics Team.

Reporting violations

All associates are responsible for complying with the Code of Ethics. As part of that responsibility, associates are obligated to report violations of the Code of Ethics promptly, including: (1) fraud or illegal acts involving any aspect of Capital’s business; (2) noncompliance with applicable laws, rules and regulations; (3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or (4) activity that is harmful to fund shareholders or clients. Deviations from controls or procedures that safeguard Capital, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate action will be taken, which may include reporting the matter to the firm’s regulator if determined to be appropriate by legal counsel. Once a violation has been reported, all associates are required to cooperate with Capital in the internal investigation of any matter by providing honest, truthful and complete information.

Associates may report confidentially to a manager/department head or to the Open Line Committee.

Associates may also contact the Chief Compliance Officers of CB&T, CGPCS, CIInc, CRC, CIAM, CRMC, or legal counsel employed with Capital.

Capital strictly prohibits retaliation against any associate who in good faith makes a complaint, raises a concern, provides information or otherwise assists in an investigation regarding any conduct that he or she reasonably believes to be in violation of the Code of Ethics. This policy is designed to ensure that associates comply with their obligations to report violations without fear of retaliation.

Policies

Capital’s policies regarding gifts and entertainment, political contributions, insider trading and personal investing are summarized below.

Gifts and Entertainment Policy

The Gifts and Entertainment Policy is intended to ensure that gifts and entertainment involving associates do not raise questions of propriety regarding Capital’s current or prospective business relationships, or Capital’s interactions with government officials. If a gift or entertainment is excessive, repetitive or extravagant, it can raise the appearance of favoritism or the potential for a conflict of interest. By understanding and following the Gifts and Entertainment Policy requirements, associates help Capital safeguard the company and ensure compliance with regulatory rules.

−	Associates are prohibited from receiving or extending cash gifts, including cash equivalents, such as credit gift cards or cryptocurrencies. Any gifts from or to a Business Partner, a Business Partner Employee or Contingent Worker who is currently on assignment at Capital is also prohibited. Associates may also not accept from or give to any one individual or entity a gift or group of gifts exceeding in aggregate US$100 in a 12-month calendar year period if such a person or entity conducts, or may conduct, business with Capital. Trading department associates are subject to different limits and reporting requirements and are generally not permitted to receive gifts. Trading associates may be asked to return gifts received.
−	Associates must receive approval from their manager and the Code of Ethics Team before accepting or extending entertainment with a market value greater than US$500. This value is cumulative for associates and their invited guests. All ticketed events should be approved by the associate’s manager. Trading department associates are prohibited from accepting entertainment, regardless of value, unless the associate or Capital pays.

Gifts or entertainment extended by a Capital associate and approved by the associate’s manager for reimbursement by Capital do not need to be reported (or precleared). Trading department associates should report gifts and entertainment extended regardless of reimbursement. Dollar amounts refer to U.S. dollars.

Please note CCG/PCS associates are subject to separate policies regarding extending or receiving gifts and entertainment and are also required under the Gifts and Entertainment Policy to report all gifts and entertainment, regardless of value.

Capital Group is registered as a federal lobbyist and special rules apply to gifts and entertainment involving government officials and employees as a result. Associates must receive approval from Capital’s Code of Ethics Team prior to either: (1) hosting a federal government official or employee at a Capital facility if anything of value (e.g. food, tangible item) will be presented to that individual; or (2) providing anything of value to a federal government official or employee if Capital will pay or reimburse for the related cost.

Reporting

The limitations relating to gifts and entertainment apply to all associates as described above, and associates will be asked to complete quarterly disclosures. Associates must report any gift exceeding $50 and business entertainment in which an event exceeds $75 (although it is recommended that associates report all gifts and entertainment). Trading department associates should notify the Code of Ethics Team when gifts are received and report such gifts quarterly, whether the gift is received by an individual associate or by a department. In addition, trading associates should report all gifts and entertainment regardless of reimbursement.

Charitable contributions

Associates must not allow Capital’s present or anticipated business to be a factor in soliciting political or charitable contributions from outside parties. In addition, it is generally not appropriate to solicit these outside parties or Capital associates for donations to a family-run non-profit organization, family foundation, donor-advised fund or other charitable organization in which an associate or their family members are significantly involved. Board membership alone would not be considered significant involvement.

Entertainment, Gifts and Personal Investing Committee (Committee)

The Committee oversees administration of the Gifts and Entertainment Policy. Questions regarding the Gifts and Entertainment Policy may be directed to the Code of Ethics Team.

Political Contributions Policy

Associates must be cautious when engaging in personal political activities, particularly when supporting officials, candidates, or organizations that may be in a position to influence decisions to award business to investment management firms. Associates should not make political contributions to officials or candidates (in any country) for the purpose of influencing the hiring of a Capital Group company as an advisor to a governmental entity. Associates are encouraged to contact the Code of Ethics Team with any questions about the Political Contributions Policy.

Associates may not use Capital offices or equipment to engage in political fundraising or solicitation activity, for example, hosting a fundraising event at the office or using Capital phones or email systems to help solicit donations for an elected official, a candidate, Political Action Committee (PAC) or political party. Associates may volunteer their time on behalf of a candidate or political organization but should limit volunteer activities to non-work hours.

For contributions or activities supporting candidates or political organizations within the U.S., we have adopted the guidelines set forth below, which apply to associates classified as “Restricted Associates.”

Guidelines for political contributions and activities within the U.S.

U.S. Securities and Exchange Commission (SEC) regulations limit political contributions to certain Covered Government Officials by certain employees of investment advisory firms and certain affiliated companies. “Covered Government Official,” for purposes of the Political Contributions Policy, is defined as: (1) a state or local official; (2) a candidate for state or local office; or (3) a federal candidate currently holding state or local office.

Many U.S. cities and states have also adopted regulations restricting political contributions by associates of investment management firms seeking to provide services to a governmental entity. Some associates are also subject to these regulations.

Restricted Associates

Certain associates are deemed “Restricted Associates” under the Political Contributions Policy. Restricted Associates include (1) “covered associates” as defined in the SEC’s rule relating to political contributions by investment advisers (Rule 206(4)-5 under the Investment Advisors Act of 1940); and (2) other associates who do not meet that definition but whom Capital has determined should be subject to the restrictions on political contributions contained in the Political Contributions Policy based on their roles and responsibilities at Capital. Contributions by Restricted Associates and their spouse/spouse equivalent are subject to specific limitations, preclearance, and reporting requirements as described below.

Preclearance of political contributions

Contributions by Restricted Associates to any of the following must be precleared:

−	State or local officials, or candidates for state or local office

−	Federal candidate campaigns and affiliated committees, including federal incumbents and presidential candidates
−	Political organizations such as Political Action Committees (PACs), Super PACs and 527 organizations and ballot measure committees
−	Non-profit organizations that may engage in political activities, such as 501(c)(4) and 501(c)(6) organizations

Restricted Associates must also preclear U.S. political contributions by their spouse/spouse equivalent to any of the foregoing, as well as contributions to any state, local or federal political party or political party committee, if the aggregate contributions by the Restricted Associate and spouse/spouse equivalent to any one candidate or political entity equals or exceeds $100,000 in a calendar year.

Certain documentation is required for contributions to Covered Governmental Officials, PACs or Super PACs, and may be required for contributions to other entities that engage in political activity. See “Required documentation” below for further details. To preclear a contribution, please contact the Code of Ethics Team.

Contributions include:

−	Monetary contributions, gifts or loans
−	“In kind” contributions (for example, donations of goods or services or underwriting or hosting fundraisers)
−	Contributions to help pay a debt incurred in connection with an election (including transition or inaugural expenses, and purchasing tickets to inaugural events)
−	Contributions to joint fund-raising committees
−	Contributions made by a Political Action Committee (PAC) controlled by a Restricted Associate

1 “Control” for this purpose includes service as an officer or member of the board (or other governing body) of a PAC.

Required documentation

Restricted Associates must obtain additional documentation from an independent legal authority before they will be approved to contribute to Covered Government Officials. The purpose of the legal documentation is to verify that a specific state or local office does not have the ability to directly or indirectly influence the awarding of business to an investment manager. For contributions to PACs, Super PACs, or other entities that engage in political activities, Restricted Associates may be required to obtain a certification that the entity does not contribute to Covered Government Officials. The Code of Ethics Team will provide language for the documentation when you preclear the contribution.

If a candidate currently holds a state/local office and is running for a different state/local office, legal documentation must be obtained for both the current position and the office for which the candidate is running. Exceptions to the documentation requirements may be granted on a case-by-case basis.

Special political contribution requirements – CollegeAmerica and ABLEAmerica

Certain associates involved with “CollegeAmerica,” the American Funds 529 college savings plan and “ABLEAmerica,” the American Funds nationwide plan for individuals with disabilities, sponsored by the Commonwealth of Virginia, are subject to additional restrictions which prohibit them from contributing to Virginia political candidates or parties.

Administration of the Political Contributions Policy

The U.S. Public Policy Coordinating Group oversees the administration of the Political Contributions Policy, including considering and granting possible exceptions. Questions regarding the Political Contributions Policy may be directed to the Code of Ethics Team.

Insider Trading Policy

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. In addition, trading in fund shares while in possession of material, non-public information that may have an immediate impact on the value of the fund’s shares may constitute insider trading.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. Associates who believe they have material non-public information should contact any lawyer in the organization.

Personal Investing Policy

This policy applies only to “Covered Associates.” Special rules apply to certain associates in some non-U.S. offices.

The Personal Investing Policy sets forth specific rules regarding personal investments that apply to "covered" associates. These associates may have access to confidential information that places them in a position of special trust. Under the Code of Ethics, associates are responsible for maintaining the highest ethical standards. Associates are reminded that the requirements of the Code of Ethics apply to personal investing activities, even if the matter is not covered by a specific provision of the Personal Investing Policy.

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of preclearance requests and/or transactions associates make.

Covered Associates

“Covered Associates” are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings.
The Personal Investing Policy applies to the personal investments of Covered Associates, as well as those of any immediate family member residing in their household – for example, spouse or a person with whom they have a committed relationship, children, siblings, and parents – including adoptive, step and in-law relationships.

Questions regarding coverage status should be directed to the Code of Ethics Team.

Additional rules apply to Investment Access Persons

Under this policy, additional restrictions apply to Investment Access Persons, including:

−	Investment Professionals, such as portfolio managers, research analysts, research directors, trading associates, and fundamental research group associates, and
−	Other associates in roles that support certain investment group activities or applications, such as private wealth advisors, investment group administrative assistants, global investment control associates, environmental and social governance associates, and investment group technology associates.

These restrictions also apply to any immediate family members residing in your household.

Prohibited transactions

The following transactions are prohibited:

−	Initial Public Offering (IPO) investments (this prohibition applies to all Capital associates)

Note: Exceptions are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

−	Initial Coin Offering (ICO) investments (this prohibition applies to all Capital associates)
−	Excessive trading of Capital-affiliated funds
−	Spread betting/contracts for difference (CFD) on securities
−	Transactions in derivatives on securities and financial contracts, such as options, futures and forwards contracts, with limited exceptions described below
−	Short selling of securities – including short selling “against the box,” with limited exceptions described below
−	Interest rate swaps (IRS), with limited exceptions described below

Exceptions:

−	Derivatives, financial contracts, and short selling transactions are permitted only if they are based on non-reportable instruments (such as currencies and commodities) or if they are based on the S&P 500, Russell 2000 or MSCI EAFE indices

−	Interest rate swaps are permitted if based on currencies and government bonds of the G7

Reporting requirements

Covered Associates are required to report any securities accounts, holdings and transactions: (1) in which the Covered Associate or any immediate family member residing in their household has a pecuniary interest (in other words, the ability to obtain an economic benefit or otherwise profit from a security) or (2) over which the Covered Associate or any immediate family member residing in their household exercises investment discretion or has direct or indirect influence or control. Quarterly or annual certifications of accounts, holdings and transactions must also be submitted. An electronic reporting platform is available for these disclosures.

Examples of accounts that must be disclosed include: (1) trusts if the Covered Associate or family member are the grantor or serve as trustee or custodian or have the ability to appoint or remove the trustee, (2) trusts that you or a family member have the power to revoke, (3) trusts for which you or a family member are a beneficiary and exercise investment discretion or have direct or indirect influence or control, and (4) accounts of another person or entity if the Covered Associate or family member makes or influences investment decisions, such as by suggesting purchases and sales of securities in the account. The obligation to disclose accounts includes professionally managed accounts. Please see “Professionally managed accounts” in the Personal Investing Policy for more information.

Covered Associates should immediately notify the Code of Ethics Team when opening new securities accounts by logging into the compliance reporting application and entering the account information directly.

All Covered Associates and immediate family members residing in their household must use an approved electronic reporting firm for all U.S.-based brokerage accounts. There are some exceptions to this requirement which include professionally managed accounts, employer-sponsored retirement accounts, and employee stock purchase plans. Contact the Code of Ethics Team with questions.

Duplicate statements and trade confirmations (or approved equivalent documentation) are required for accounts that hold or could hold securities subject to preclearance and/or reporting and should be provided as soon as the document becomes available to the Covered Associate. This requirement includes employer-sponsored retirement accounts and employee stock purchase plans (ESPP, ESOP, 401(k)). Documentation allowing the acquisition of shares via an employer-sponsored plan may be required.

Preclearance procedures

Certain transactions may be exempt from preclearance; please refer to the Personal Investing Policy for more details.

Before any purchase or sale of securities subject to preclearance, including securities that are not publicly traded, Covered Associates must receive approval from the Code of Ethics Team. This requirement applies to any purchase or sale of securities in which the Covered Associate or any immediate family member residing in the same household (1) has, or by reason of such transaction may acquire, pecuniary interest (in other words, the ability to obtain an economic benefit or otherwise profit from a security), or (2) exercises investment discretion or direct or indirect influence or control. Transactions in an approved professionally managed account are not subject to preclearance, except for private investments or other limited offerings which require preclearance and reporting. Please refer to the Personal Investing Policy for more details on preclearable securities.

Submitting preclearance requests

Submit preclearance requests directly in the compliance reporting application. Click on the Preclear button on the Dashboard and enter the request details.

Requests are reviewed during New York Stock Exchange (NYSE) hours. A response will generally be sent within one business day.

Unless a different period is specified, clearance is good until the close of the NYSE on the day of the request.

If the precleared trade has not been executed within the cleared timeframe, preclearance must be requested again. For this reason, limit orders and margin accounts are strongly discouraged.

Private investments or other limited offerings

Participation in private investments or other limited offerings are subject to special review. The following types of private investments must be precleared:

−	Hedge funds
−	Private companies
−	Limited Liability Companies (LLCs)
−	Limited Partnerships (LPs)
−	Private equity funds
−	Private funds
−	Private placements
−	Private real estate investment companies
−	Venture capital funds

In addition, opportunities to acquire a stock that is "limited" (that is, a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) may be subject to the Gifts and Entertainment Policy.

Preclearance procedures for private investments

Complete the Private Investment Preclear Form and return it to the Code of Ethics Team for review. Pre-approval is also required for additional investments in the same vehicle and a new form must be completed.

Additional policies for Investment Access Persons and CIKK associates

Ban on short-term trading

Investment Access Persons and CIKK associates are prohibited from engaging in short-term trading of reportable securities.

Associates and their family members may not buy and then sell or sell and then buy the same security:

−	Within 60 calendar days for Investment Access Persons
−	Within 6 months for CIKK associates

This ban applies to transactions in all your accounts as well as accounts held by your family members residing in your household. For example, if you sell ABC company in your account, your spouse cannot purchase ABC company for 60 calendar days in their account.

Failure to comply with this requirement may result in remedial action, including disgorgement of the profits.

Blackout periods

Investment Access Persons may not buy or sell a security during the seven calendar days after Capital has transacted in that security’s issuer for a fund or client account.

If Capital transacts in securities of the same issuer within seven calendar days after you transact, your personal transaction may be reviewed to determine the appropriate action, if any. For example, if you received a better price than the fund or client accounts, you may be subject to a price adjustment, and may be asked to donate to a charitable organization. This blackout period helps mitigate the appearance of front running.

Report cross-holdings for certain Investment Professionals

Portfolio managers, research directors and investment analysts are required to report issuers owned personally by you or an immediate family member residing in your household that you also own professionally, on a quarterly basis. If you are a research director or an investment analyst, you are also required to report issuers owned personally by you or an immediate family member residing in your household that are within your research responsibilities. This reporting must be made to the Code of Ethics Team and may be reviewed by various Capital committees.

When recommending a security for purchase or sale in a fund or client account that you or a family member residing in your household own personally, you should first disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation. This disclosure requirement is consistent with both the CFA Institute standards as well as the ICI Advisory Group Guidelines.

Penalties for violating the Personal Investing Policy

Covered Associates may be subject to penalties for violating the Personal Investing Policy, such as restrictions on personal trading, disgorgement of profits, and other disciplinary action, up to and including termination. In addition, information about particular transactions may be provided to an associate’s manager, appropriate Human Resources manager and/or a Chief Compliance Officer (CCO) by the Code of Ethics Team if the transactions are in violation of the Personal Investing Policy. These violations may raise conflict of interest-related issues or impact the associate’s performance review.

Violations to the Personal Investing Policy include failure to preclear and failure to report securities transactions and securities accounts. Failure to submit timely initial, quarterly and annual certifications may result in violations.

Entertainment, Gifts and Personal Investing Committee (Committee)

The Committee oversees the administration of the Personal Investing Policy. Among other duties, the Committee considers certain types of preclearance requests as well as requests for exceptions to the Personal Investing Policy.

Questions regarding the Personal Investing Policy may be directed to the Code of Ethics Team.

* * * * *

Questions regarding the Code of Ethics may be directed to the Code of Ethics Team.

[Logo – American Funds®]

The following is representative of the Code of Ethics in effect for each Fund:

CODE OF ETHICS

With respect to non-affiliated Board members and all other access persons to the extent that they are not covered by The Capital Group Companies, Inc. policies:

·	No Board member shall so use his or her position or knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Fund.

·	No Board member shall engage in excessive trading of shares of the fund or any other affiliated fund to take advantage of short-term market movements.

·	Each non-affiliated Board member shall report to the Secretary of the Fund not later than thirty (30) days after the end of each calendar quarter any transaction in securities which such Board member has effected during the quarter which the Board member then knows to have been effected within fifteen (15) days before or after a date on which the Fund purchased or sold, or considered the purchase or sale of, the same security.

·	For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers’ acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reinvestment programs and transactions over which the Board member exercises no control.

* * * *

In addition, the Fund has adopted the following standards in accordance with the requirements of Form N-CSR adopted by the Securities and Exchange Commission pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair, accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and 5) accountability for adherence to the Code of Ethics. These provisions shall apply to the principal executive officer or chief executive officer and treasurer (“Covered Officers”) of the Fund.

1.	It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest. Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

2.	Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Fund, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

·	Acting with integrity;
·	Adhering to a high standard of business ethics; and
·	Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Fund.

3.	Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund.

·	Covered Officers should familiarize themselves with disclosure requirements applicable to the Fund and disclosure controls and procedures in place to meet these requirements; and
·	Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Fund to others, including the Fund’s auditors, independent directors, governmental regulators and self-regulatory organizations.

4.	Any existing or potential violations of this Code of Ethics should be reported to The Capital Group Companies’ Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Fund. The Chairman of the Audit Committee may report violations of the Code of Ethics to the Board or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code of Ethics, including removal from office, provided that removal from office shall only be carried out with the approval of the Board.

5.	Application of this Code of Ethics is the responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Audit Committee of the Fund.

6.	Material amendments to these provisions must be ratified by a majority vote of the Board. As required by applicable rules, substantive amendments to the Code of Ethics must be filed or appropriately disclosed.

KOHLBERG KRAVIS ROBERT& CO. L.P. KKR CREDIT ADVISORS (US) LLC

(and Affiliated Funds)

CODE OF ETHICS

Revised December 2024

Kohlberg Kravis Roberts & Co. L.P. (“KKR”), KKR Credit Advisors (US) LLC (“KKR Credit”), and their respective investment advisory affiliates1 (collectively, the “Firm”) are committed to act in the best interests of our clients (“Clients”) and to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. We recognize our fiduciary obligation to place the interest of our Clients before the interests of the Firm and our Employees (as defined below). The purpose of this Code of Ethics (the “Code”) is to set forth the policies of the Firm with regards to certain conflicts of interest and to provide a formal reference for each of our Employees.

The Code consists of the following policies and procedures:

•	Standard of Conduct
•	Personal Investment Policy

The Code is predicated on the principle that the Firm owes a duty to act in the best interests of its Clients. The Code applies to the Firm’s members, partners, directors, principals and officers (or other persons occupying a similar status or performing a similar function), its employees (including investment professionals, associates, paraprofessionals and executive assistants) and any other person who performs an investment advisory function for the Firm or has access to non-public information regarding the Firm’s Client’s investments and is subject to the Firm’s supervision and control (which may include contingent workers, consultants, advisors, temporary employees or officers of affiliates or other persons that are designated by the CCO (as defined below)) (collectively, “ Employees”).2

The Code is global and may be supplemented by regional and business group policies and procedures, which may include more specific and more restrictive policies and procedures. To the extent that other applicable policies and procedures are more restrictive and specific, they supersede the policies and procedures described herein.

1 For purposes of this Code, this term does not include KKR Capital Markets LLC, KKR Capital Markets Partners LLP, KKR Capital Markets (Ireland) Limited, KKR Capital Markets Japan Limited and KKR Capstone. Employees of such entities, however, are subject to the Code.

2 The use of the defined term “Employee” is not intended to evidence a person’s status as an employee or independent contractor.

Employees who violate the Code may be subject to the imposition of sanctions, including but not limited to, a letter of reprimand, refresher Code training, disgorgement of profits and/or restitution of an amount as determined by Compliance, or termination of employment.3 The Code neither constitutes nor should be construed to constitute a contract of employment for a definite term or a guarantee of continued employment.

Any questions with respect to the Code may be directed to KKR’s Chief Compliance Officer (“CCO”). For the purposes of this Code, CCO is defined as the Global CCO, business line or regional CCO and their respective direct reports or other designees.

A.	Standard of Conduct and Compliance with Applicable Law
1.	Standard of Conduct. We are committed to conducting our investment advisory business in accordance with the highest legal and ethical standards in furtherance of the interests of our Clients and in a manner that is consistent with all applicable laws, rules and regulations. As an investment adviser, we recognize that we are in a position of trust and confidence with respect to our Clients, and we have a duty to place the interests of our Clients before the interests of the Firm and our Employees, which includes an obligation to address or mitigate both conflicts of interest and the appearance of any conflicts of interest. Accordingly, we expect the following of all Employees:
•	Employees must act with integrity, honesty, competence and in an ethical manner when dealing with the public, regulators, Clients, investors, prospective investors and their fellow Employees;
•	Employees must adhere to the highest standards with respect to any potential material conflicts of interest with our Clients – simply stated, no Employee should enjoy a benefit at the expense of any of our Clients; and
•	Employees must preserve the confidentiality of information that they may obtain in the course of our business and use such information properly and not in any way adverse to the interests of our Clients.
2.	Compliance with Applicable Laws. In addition to the general principles of conduct set forth above and the Personal Investment Policy described below, the Code requires all Employees to comply with applicable laws, regulations and rules. With respect to Employees located in the U.S. or transacting in U.S. markets, these laws include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Regulation S-P (which protects the confidentiality of private investor information), any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of the foregoing statutes, anti-money laundering and economic sanctions laws and regulations, including the Bank Secrecy Act and Executive Order 13224 (which require transaction reporting and vetting investors against the OFAC lists of terrorist individuals and

3 See KKR Disciplinary Guidance for Violations of KKR Policies and Procedures for more information on potential sanctions.

organizations, among other things), and any rules adopted by the SEC or the U.S. Department of Treasury. The Code should be read in conjunction with KKR’s Compliance Manual (the “Compliance Manual”), the KKR Credit Compliance Manual, and any regional or business specific compliance manuals, as applicable, including the Firm’s Confidential Information and Inside Information Barrier Policies and Procedures (the “Information Barrier Procedures”) and the Firm’s Global Anti-Bribery/Anti-Corruption Policy (the “Anti-Bribery Policy”). In addition, some areas of particular concern include:

a.	Insider Trading. Firm policy and the laws of many countries prohibit trading in securities (including equity securities, convertible securities, options, bonds and any derivative of the foregoing) of any company or issuer while in possession of material, non-public information (also known as “inside information”) regarding the company. This prohibition applies to KKR-related securities, as well as to the securities of other companies. It applies for any Client account, Firm account or Personal Securities Account (as defined below). If you believe you have come into possession of inside information, whether or not you consider it to be material, you may not execute any trade in the securities of the subject company without first consulting with the CCO, who will determine whether such trade would violate Firm policy or applicable laws. It is also illegal in many countries to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities or passing such information on further, even if you do not receive any monetary benefit from the tippee. (Please refer to the Information Barrier Procedures contained in the Compliance Manual for additional guidance.)
b.	Market Abuse and Rumors. Most jurisdictions have laws or regulations that prohibit market abuse or manipulative trading activities. Any attempt by an Employee to manipulate or tamper with the markets or the prices of securities, options, futures or other financial instruments will not be tolerated, including collaborating with others in order to manipulate markets or prices. Additionally, most jurisdictions have laws and regulations prohibiting the dissemination of false or misleading information. The policy of the Firm is to prohibit the circulation of or trading based on unsubstantiated rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, a sector or market, or unjustly affect any person or entity. Any such rumors or information heard by an Employee from a source within the Firm or directed to the Firm in the course of business should be reported to the CCO promptly, and should not be forwarded or shared within or outside the Firm.
c.	Frontrunning. Employees may not engage in what is commonly known as “frontrunning” or “scalping”: the buying or selling of securities prior to a purchase or sale by a Client, in order to benefit from any price movement that may be caused by the Client’s transactions.

d.	Antitrust Compliance. In many countries, the Firm is subject to complex laws (known in some countries as “antitrust” or “competition” laws) designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices. You are expected to comply with these laws at all times. Many situations create the potential for unlawful anticompetitive conduct and should be avoided. If a competitor, investor or any other person or entity tries to discuss subjects with you that raise concerns about anticompetitive conduct, you should refuse to do so and terminate the conversation. Such instances should be reported to the CCO. (Please refer to the Antitrust Overview and Guidelines in the Compliance Manual for additional guidance.)
e.	Anti-Bribery and Corruption. The Anti-Bribery Policy requires that all Employees conduct their activities in full compliance with all applicable anti- corruption laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act. A failure to do so will place both KKR’s business reputation and business success in serious jeopardy and may subject both the Firm and the individuals involved to civil and/or criminal liability, including possible extradition and imprisonment. In sum, giving or offering anything of value to anyone to improperly obtain or retain business or a business advantage is prohibited. 4
B.	Personal Investment Policy
1.	General. The Firm’s Personal Investment Policy establishes standards and procedures for the detection and prevention of activities by which personnel of the Firm, having knowledge of the investments and investment intentions of the Firm with respect to any Client, may abuse their duties to act in the best interests of our Clients. The Personal Investment Policy also deals with the types of conflict of interest situations that the U.S. federal securities laws address. The Personal Investment Policy is based on the principle that the Employees of the Firm owe a duty to our Clients to conduct personal investments, including personal securities transactions, in a manner that does not interfere with Client transactions or to otherwise behave in a manner that takes unfair advantage of the Firm’s relationship with our Clients. The Personal Investment Policy requires that all Employees adhere to this general principle as well as comply with all of the specific provisions of the Personal Investment Policy that are applicable to them.
2.	What Securities are covered by the Firm’s Personal Investment Policy? “Covered Securities” under this Personal Investment Policy include U.S. and non-U.S. securities, including common stock, preferred stock, debt securities (such as corporate bonds or debentures, senior debt and subordinated debt), interests in non-diversified retail investment funds/ exchange-traded funds (“ETFs”) with less than 10

4 Employees should refer to the Firm’s Global Anti-Bribery Policy for a complete understanding of Anti-Bribery / Anti-Corruption requirements and responsibilities.

underlying holdings, interests in hedge funds, private equity funds or other private funds, investment clubs and other investment vehicles, investment contracts and all derivative instruments of the above such as options, warrants, puts and calls and indexed instruments.

For the purpose of the Firm’s Personal Investment Policy, the term “Covered Securities” does not include:

•	Direct obligations of the U.S. or any non-U.S. government or any agency thereof, including municipal bonds;
•	Shares of registered open-end mutual funds or closed-end funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);
•	Shares of unit investment trusts that invest exclusively in shares of registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);
•	Commodities contracts, currencies, currency futures or options on any of the foregoing;
•	ETFs with 10 or more underlying holdings, or where the underlying assets are not Covered Securities;
•	Registered or exchange-traded pooled investment vehicles with sufficient diversification (such as UCITs and VCTs);
•	Shares issued by money-market funds; and
•	Bankers’ acceptances, bank and brokered certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements.
3.	What are “Personal Securities Accounts”? For these purposes, “Personal Securities Accounts” include any brokerage or securities accounts maintained by you, your immediate family members5 living in the same household, or family members outside the household who are financially dependent upon you, including dependent children. More specifically, Personal Securities Accounts include:
•	Brokerage or securities accounts in your name or in which you have any direct or indirect beneficial ownership. (Please note you are deemed to have beneficial ownership if you directly or indirectly, through contract, arrangement, understanding or otherwise, share a direct or indirect opportunity to profit from the account.)
•	Brokerage or securities accounts over which you directly or indirectly exercise investment discretion (or have the right to exercise discretion).

5 The term “immediate family” means any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

•	Brokerage or securities accounts of your immediate family members (including any relative by blood, marriage or domestic partnership) either living in your household or who are financially dependent upon you.

All Personal Securities Accounts must be disclosed in ComplySci6 within ten calendar days of an employee’s first day at KKR.

Personal Securities Accounts do not include cash-only bank accounts or accounts which exclusively hold shares of mutual funds or other investment or instruments that are not Covered Securities (e.g., select 401(k) and 529 Plans). However, Personal Securities Accounts do include any account that holds cash or registered mutual fund shares if such account has the ability to hold or execute transactions in Covered Securities (even if it does not hold such securities at the present time).

Employee Personal Securities Accounts opened or disclosed on or after January 1, 2024, will generally only be permitted to be maintained at brokerages approved in advance by Compliance. Compliance will maintain an “Approved Broker List” based upon criteria established by the Firm. Compliance will update the Approved Broker List as new relationships with brokerage firms are established or as relationships are terminated or modified. Personal Securities Accounts sought to be opened or maintained at brokerages that do not appear on the Approved Broker List must be approved in ComplySci by the CCO or their designee (see Exhibit A, Approved Broker List).

Managed Accounts

A Managed Account is a Personal Securities Account over which a third-party money manager, investment advisor, or other third-party (the“Advisor”) who is unaffiliated with the Firm has complete and sole discretionary authority. Securities transactions in Managed Accounts do not require prior approval of the CCO, provided that:

•	The Employee has supplied an acknowledgment in substantially the form attached as Exhibit B, executed by the Advisor, pursuant to which the Advisor acknowledges his or her understanding of KKR’s Personal Investment Policy;
•	The Employee does not convey any inside information to the Advisor;
•	Neither the Employee nor any other person subject to the Code has the ability to suggest and / or direct purchases or sales, or consult with the Advisor as to the particular allocation of investments to be made in the account. Moreover, the Employee should only receive a regular periodic report of transactions and holdings. While specific investment decisions may not be shared with the Employee, summarizing, describing or explaining general account activity and strategy is permitted;
•	The account is disclosed in ComplySci.
•	Upon request, the Employee should send KKR Compliance quarterly statements showing transaction history.
•	The Employee completes a quarterly certificate attesting to the above requirements. The form of this certificate is attached as Exhibit C.

6 ComplySci is the Firm’s Code of Ethics technology solution. All Employees subject to this Code have access to ComplySci.

4.	Prohibited Transactions. In accordance with the Firm’s policy requiring Employees to avoid activities that may conflict with the interest of our Clients or interfere with making decisions in the best interests of our Clients, all Employees and Personal Securities Accounts of Employees are generally prohibited from purchasing7, directly or indirectly, certain Covered Securities, i.e., individual publicly traded equities or debt instruments of corporate issuers, including but not limited to, common stock (publicly or privately offered), preferred stock, debt securities (such as corporate bonds or debentures), ETFs or other non-diversified pooled investment vehicles that contain less than ten (10) underlying investments at the time of the initial investment, and options warrants, puts and calls, futures and other derivatives relating to specific equity or debt securities. Positions in such securities held prior to employment at KKR may be maintained upon joining the Firm and may be exited according to the policies described below.

Employees that are involved in management or certain other activities relating to funds domiciled in the European Economic Area must undertake not to use personal hedging strategies or remuneration–or liability–related contracts of insurance to undermine the risk alignment effects embedded in their remuneration arrangements.

Any requests to exit a position in Covered Securities must be pre-cleared with Compliance by submitting a trade request in ComplySci.8

Requests by an employee involving gifting, inheriting or transferring covered securities to or from accounts held by individuals not subject to the Code must be pre-cleared with Compliance.

Under no circumstances may Employees engage in personal securities transactions involving Covered Securities acquired pursuant to an initial public offering.

All securities, including non-Covered Securities, should be held for a minimum of 30 days before selling.

7 In limited circumstances and subject to “open window” periods, any Employee who is on the board of directors of a KKR portfolio company may seek pre-approval from the CCO to purchase shares of such KKR portfolio company.

8 Any proposed transaction in such securities by an Employee or a Personal Securities Account of an Employee must be pre-approved by the CCO in accordance with the pre-clearance procedure outlined in Section B.5.a, below.

5.	Permissible Transactions
a.	Compliance Pre-Clearance Required. Employees must obtain Compliance pre-approval via ComplySci for the following transactions:
•	Sales of Covered Securities;
•	Purchases or sales of interests in private investment funds (including, but not limited to private equity funds and hedge funds) and private companies,[9] including participation in any initial coin offering, initial token sale, private fund offering, or private company share issuance relating to a cryptocurrency;

•	Indices-linked structured notes not advised or sub-advised by the Firm (or the Firm’s affiliates).

Requests for pre-approval may be made by logging into ComplySci and submitting a pre-clearance request through the system. Employees may only engage in a pre-approved transaction during the time frame specified by the CCO or his/her designee at the time of approval, which is generally three business days or less. Note for KKR-related limited public offerings (i.e., KKR Infrastructure Conglomerate LLC (KINFRA); KKR Private Equity Conglomerate LLC (KPEC), since the company issues securities for purchase each month, pre-clearance to purchase shares is valid until the next date that purchase requests can be made (e.g., if an Employee submits a request on February 11th, purchase request may be completed by March 1st). In addition, Employees should only engage in such transactions with the intention of establishing a position in the security or investment for not less than 30 days.

In considering a pre-approval request, the CCO may consider, among other things, whether: (a) the securities or investment in question are held by a Client;

(b) the securities or investment in question are under consideration by a Firm investment committee; or (c) there is a conflict of interest, actual or otherwise, with an Employee acquiring, holding or selling the security or investment. If the transaction involves a private placement10, the CCO also may consider whether:

(a) the investment opportunity was first considered for investment by a Client; (b) the investment opportunity was made available to an Employee by virtue of his or her position with the Firm or with a Client; or (c) the investment opportunity is or may in the future be within KKR’s investment mandate. It is the Firm’s policy that the interests of Clients always come before the interests of the Firm and its Employees.

9 Approved transactions in private companies must be made within the time frame indicated by the employee at the time of the request as specified in ComplySci.

10 See Guidance on Employees' Personal Investments in Private Companies and Non-KKR Private Funds for more guidance on this topic.

In addition, transactions in shares or interests in KKR-related issuers (e.g., KKR & Co. Inc. (KKR), KKR Income Opportunities Fund (KIO), KKR Real Estate Finance Trust Inc.(KREF), or FS KKR Capital Corp(FSK)) are typically subject to “window periods” when such transactions are permitted. While transactions in KKR-related issuers do not need to be pre-cleared in ComplySci, please check with your respective CCO and/or Legal or Compliance before transacting in any such securities. Trading in options of such securities is prohibited at all times. For further details, please see Policies and Procedures for Trading in Securities of KKR & Co. Inc. by Directors, Section 16 Officers and Employees.

Further, purchases in shares or interests in KKR-related limited public offerings (i.e., KKR Infrastructure Conglomerate LLC (KINFRA); KKR Private Equity Conglomerate LLC (KPEC)) require pre-clearance in ComplySci. Sales of a KKR Related Limited Public Offering do not require preclearance in ComplySci but may only be made within the first two weeks of the sales window. Please check with your respective CCO and/or Legal or Compliance before transacting in any such securities if you have any questions.

b.	Compliance Pre-Clearance NOT Required. Employees are generally permitted to make investments in the following instruments without seeking prior approval of the CCO, provided that such investments do not conflict with the Firm’s fiduciary duty to its Clients and/or an Employee’s duty to the Firm11:
•	Direct obligations of the U.S. government or any agency thereof;
•	Shares of ETFs (and related options) that contain ten(10) or more underlying investments at the time of the initial investment;
•	Shares of registered closed end funds and related options;

11 Employees should purchase or sell such securities or investments with the intent to maintain the position for at least 30 days.

•	Shares of registered open-end mutual funds that are not advised or sub- advised by the Firm (or the Firm’s affiliates);
•	Shares of unit investment trusts that invest exclusively in shares of registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);
•	Commodities contracts, currencies, currency futures or options on any of the foregoing;
•	Cryptocurrencies recognized as currencies by the relevant regulator, such as Bitcoin or Ethereum;
•	Interests in Undertakings for the Collective Investment in Transferable Securities (“UCITS”), established and authorized pursuant to European Union law, as implemented in the relevant member states of the European Union;
•	Shares issued by money-market funds; and
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high- quality short-term debt obligations, including repurchase agreements.

If you are unsure if a security requires pre-approval by Compliance, please submit the trade request in ComplySci or consult your respective CCO.

6.	Acknowledgment and Reporting of all Transactions Involving Covered Securities. All Employees must submit the following reports and acknowledgments under the Personal Investment Policy if they have holdings of Covered Securities, including through a Personal Securities Account or otherwise engage in transactions involving such securities:
a.	Code of Ethics and Compliance Acknowledgment. Within 10 calendar days of becoming an Employee, Employees must submit to the CCO the Compliance Acknowledgement Form via ComplySci.12 Employees will also complete this certification on an annual basis.

Initial Reporting of Securities Holdings and Accounts. All Employees must disclose and upload all Personal Securities Accounts to ComplySci within 10 calendar days of becoming an Employee. PLEASE NOTE THAT IF YOU MAINTAIN ANY ADDITIONAL INVESTMENTS IN COVERED SECURITIES OUTSIDE ANY PERSONAL SECURITIES ACCOUNTS, YOU ARE REQUIRED TO

12 See Exhibit D attached for the form of the Code of Ethics and Compliance Acknowledgment. This form should be completed via ComplySci.

REPORT THOSE HOLDINGS TO THE CCO IN ACCORDANCE WITH THE PROCEDURES OUTLINED ABOVE.

b.	Quarterly Reporting of Reportable Securities Transactions and Accounts. On a quarterly basis, Employees will complete certifications confirming all accounts and transactions are properly recorded and disclosed (see Exhibit E). Upon the disclosure of a Personal Securities Account, KKR Compliance will make reasonable efforts to connect eligible Accounts to KKR’s electronic brokerage account feed through ComplySci.

If an Account is ineligible for the feed, the Employee must upload a statement of all holdings and transactions on a quarterly basis to KKR Compliance through ComplySci. Statements of holdings and transactions must be submitted approximately 30 days after the end of the applicable quarter.

Accounts that hold cryptocurrencies are required to be disclosed if the account allows the accountholder to execute securities transactions in addition to holding cryptocurrency.

C.	Provision of Code of Ethics to Fund Investors

The Firm is required, upon request, to furnish Clients (which, for these purposes, includes investors in our private investment funds) witha copyof the Code. The Client and Partner Group (CPG) will coordinate the distribution of the Code to any Clients and/or investors who request a copy.

D.	Prohibited Transactions in Mutual Funds

All Employees are reminded that the Firm discourages its Employees from engaging in short- term trading, including trading in mutual funds.

E.	Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	The Employee seeking the exception provides the CCO with a representation (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) that the requirement would impose significant undue hardship on the Employee;
•	The CCO believes that the exception would not harm or defraud a Fund or Investment Vehicle, violate the general principles stated in the Code or compromise the Employee’s or the Firm’s duties to any Client; and

•                 The Employee provides any supporting documentation that the CCO may request from the Employee.

F.	Service on Boards of Directors and Other Outside Activities

An Employee’s service on the board of directors of an outside company could lead to the potential for conflicts of interest and insider trading issues, and may otherwise interfere with an Employee’s duties to the Firm. Accordingly, except with respect to KKR portfolio companies, Employees are generally prohibited from serving on the boards of directors of any non KKR-related company (excluding not-for-profit organizations or other charitable organizations), unless the service (i) would not be detrimental to the interests of the Firm or our Clients, (ii) has been approved in writing by the CCO, and (iii) has been approved in writing by the Employee’s supervisor (except with regard to non-compensated, non-for profit directorships)13. If an Employee’s service on a board of directors is approved, the Information Barrier Procedures may apply. (Please refer to the Information Barrier Procedures contained in the Compliance Manual for additional guidance.)

The Firm also generally prohibits Employees from engaging in any other outside business ventures, such as consulting engagements; accepting an executorship, trusteeship or power of attorney (except with respect to a family member); and serving on a creditors committee (except as part of the Employee’s duties at the Firm). Accordingly, an Employee must obtain pre-approval from the CCO via ComplySci prior to engaging in any such ventures. The CCO may also instruct the Employee to also seek approval from his/her supervisor. To assist the CCO in monitoring conflicts, upon commencement of employment, all Employees will be required to complete and sign the Initial Conflicts Questionnaire - a copy of the questionnaire is attached hereto as Exhibit G. Additionally, all Employees will be required to complete an Annual Conflicts Questionnaire – a copy of the questionnaire is attached hereto as Exhibit H.

All Employees are also required to complete a certification via ComplySci on a quarterly basis confirming all outside business activities have been disclosed (the form of the certificate is attached as Exhibit I).

G.	Gifts and Entertainment

Neither the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) nor the UK Bribery Act (the “Bribery Act”) prohibits the provision of small gifts, non-extravagant entertainment or similar items of nominal value to foreign officials, if these items are not offered with improper intent. In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. 14

Any gift or entertainment exceeding or reasonably expected to exceed the guidelines detailed below must be pre-approved in ComplySci. All gifts and entertainment involving a government or public official, as defined below, must be pre-approved via ComplySci.

13 See Guidance on Employee Outside Business Activities (Non-KKR Related).

14 See the Firm’s Policy on Gifts, Entertainment and other Items of Value (“G&E Policy”) for further information, including Non-U.S. Jurisdictions Limits (Annex A to the G&E Policy), which may be more restrictive than the U.S. limits.

•	Gifts. No Employee may receive any gift, service, or other item of more than $500 (or such lower amount depending on the jurisdiction as determined by the Firm) in value per year from any person or entity that does or seeks to do business with or on behalf of the Firm without the prior written approval of the CCO. No Employee may give or offer any gift of more than de minimis value (i.e., $250 for the U.S. or an applicable lower amount) to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the CCO. Notwithstanding the foregoing, no Employee may provide or accept gifts having an aggregate value of $100 per year to or from any person associated with a broker-dealer.
•	Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, if the person or entity providing the entertainment is present. Transportation and/or lodging may generally not be given or received as part of entertainment, as such would be considered a gift. Any event that an Employee reasonably expects to exceed the amounts outlined above must be approved in advance by the CCO.
▪	Any single business entertainment event provided with a value equal to or greater than $USD500 per person must be approved via Concur by the employee’s supervisor.
▪	Any single business entertainment event accepted with a value equal to or greater than $USD500 per person must be approved by the employee’s supervisor via email.
▪	Any single business entertainment event provided or accepted with a value equal to or greater than $USD1000 per person must be pre-cleared with Compliance via ComplySci.15
•	Cash. No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does or seeks to do business with or on behalf of the Firm.
•	Government Officials. Many countries, states and local jurisdictions have laws restricting gifts (e.g., meals, entertainment, transportation, lodging or other things of value) that may be provided to government officials or their families. Government officials include employees of sovereign wealth funds, public pension funds and state- owned business enterprises. In addition, the FCPA and the Bribery Act outline very serious prohibitions against bribery, including the payment, or promise of payment, of anything of value to foreign officials (including any person employed by or representing a foreign government, officials of public international organizations and candidates for

15 As described further below, additional requirements apply with respect to gifts and entertainment involving government officials.

Foreign office) or others. Payment made indirectly through a consultant, contractor or other intermediary is also prohibited. Pre-clearance from KKR Compliance via ComplySci is required for any gift to a government official or their family regardless of value. See G&E Policy for further information, including restrictions on entertainment of government officials.

In order to maintain compliance with applicable anti-corruption laws, including the FCPA and the Bribery Act, while simultaneously conducting business in accordance with local custom, Employees may provide token gifts only when such offerings are of nominal value, not unlawful under the law of the government official’s country, and when such offerings are in keeping with the custom or practice of the government official’s country.

•	U.S. and non-U.S. Political Donations. Political contributions are subject to strict laws, and failure to observe these policies and procedures may result in fines or penalties against the Firm or in the Firm’s loss of business opportunities with government-sponsored investors. A political contribution is a monetary or in-kind contribution to a federal, state or local candidate, incumbent officeholder, political party, political action committee, section 527 organization, transition or inaugural committee, section 501(c)(4) organization or similar organization. Please see KKR’s Political Contribution Policy for further information.
•	Political Contributions by the Firm. No political contribution may be made by the Firm and no candidate events may be hosted by the Firm without the prior approval of KKR’s Head of Global Public Affairs and Compliance. This prohibition includes “in-kind” contributions, i.e., contributions of the Firm’s property, services or other assets, including Employee work time spent on political activities. In addition, the Firm will not reimburse an Employee for political contributions made with his or her personal funds.
•	Personal Political Contributions. A “personal political contribution” means a political contribution by an Employee, his or her spouse or domestic partner, or his or her dependent children. Employees may not make any personal political contribution (including a contribution to any political party, candidate for public office, political cause or political committee, such as a PAC) to a candidate for

U.S. state or local office, or to a state or local incumbent seeking federal office.

•	Employees should pre-clear ALL political contributions, including non-US contributions and contributions that are permitted under the policy via ComplySci.
•	KKR Compliance actively monitors employee activity for compliance with this policy.
•	Union Officials. Special U.S. Department of Labor reporting requirements apply to service providers, such as investment advisers, to Taft-Hartley employee benefit plans. Those service providers must make annual reports on Form LM-10 detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents,

Subject to a de minimis threshold of $250. Accordingly, Employees must receive pre- approval from the CCO for gifts and entertainment provided to such persons.

•	Loans. Employees are not generally permitted to obtain any loans from KKR funds, KKR Portfolio Companies, or investors in KKR funds without the approval of the CCO. 16
•	Reporting. Each Employee must report via ComplySci any gifts or entertainment received in connection with his or her employment that the Employee reasonably believes exceeded the amounts outlined above. The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee.
•	Solicited Gifts. No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.
•	Referrals. Employees may not make referrals to clients (e.g., accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.
•	Firm-Sponsored Events. Compliance is responsible for ensuring that such events and any gifts distributed by the Firm during such events are appropriate in the context of the policy outlined above.
H.	Reporting Violations

Every Employee must immediately report any violation of the Code to the CCO or, in the CCO’s absence, the General Counsel. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The CCO will keep records of any material violation of the Code, and of any action taken as a result of the violation.

I.	Whistleblowers

The Firm has procedures in place to anonymously report violations or suspected violations of accounting, internal controls, auditing, legal and regulatory matters. Consistent with the policies of the Firm, Employees who, in good faith, make a report or provide assistance to the Audit Committee, Management or any other person or group, including any governmental, regulatory or law enforcement body, shall not face retaliation, and the source of any report shall remain anonymous unless compelled by judicial or other legal process or to the extent permitted under applicable law to fully investigate a particular matter.17

J.	Confidentiality of Information

16 This prohibition does not restrict employees from obtaining loans in the ordinary course from third parties, such as mortgages, car loans, etc.

17 See KKR & Co. Inc.’s Whistleblower Policy.

All information obtained from any person pursuant to this Code will be kept confidential, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization or other entity to the extent permitted or required by law, regulation or this policy.

K.	Administration of the Code

The CCO or his/her designees will receive and review all reports submitted pursuant to the Code. The CCO will review the reports to determine that Employees’ investments and trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The CCO also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained are discussed in detail in the Records Retention Schedule contained in the Compliance Manual, and include, but are not limited to, the following:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect;
•	A record of any violation of the Code, and of any action taken as a result of the violation;
•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee; and
•	A record of any exception from the Code granted by the CCO, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

L.	Sanctions

Any violation of any provision of the Code may result in disciplinary action. The CCO, in consultation with the General Counsel, and, if necessary, other members of senior management, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, additional in-person or web-based training, disgorgement, suspension, demotion or termination of employment. See KKR Disciplinary Guidance for Violations of KKR Policies and Procedures.

M.	Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands, the Code.18 On an annual basis, all Employees must certify that they have reviewed and complied with Firm policies and procedures (see Exhibit I for the form of such certificate).

Addendum to KKR’s Personal Investment Policy applicable to Employees Associated with a Broker Dealer of KKR (KKR Capital Markets LLC (“KCM”) and KKR Capital Markets II LLC (“KCM II”))

Personal Securities Accounts Pre-Clearance (FINRA Rule 3210)

Any associated person19 of KCM or KCM II must obtain prior written approval from the Chief Compliance Officer of KCM / KCM II (“KCM / KCM II CCO”) or his/her designee before opening or establishing any Personal Securities Account (as previously defined in the Personal Investment Policy section of the Code of Ethics) in which securities transactions can be effected and in which the associated person has a beneficial interest. Once the KCM/ KCMII CCO or his designee has approved the account, a notification of the associated person’s association with KCM / KCM II will be provided to the financial institution where the Personal Securities Account will be maintained.

For any Personal Securities Accounts opened or established prior to the associated person’s registration or employment with KCM / KCM II, the associated person must obtain written approval from the KCM

/ KCM II CCO or his/her designee within 30 calendar days of becoming associated. Once the approval has been received, a notification of the associated person’s association with KCM will be provided to the financial institution where the Personal Securities Account is maintained.

Transactions and Accounts not subject to Pre-Clearance

Transactions in unit investment trusts, municipal fund securities as defined under MSRB Rule D-12, qualified tuition programs pursuant to Section 529 of the Internal Revenue Code and variable contracts or mutual funds, or to accounts that are limited to transactions in such securities, or to Monthly Investment Plan type accounts, do not require prior written approval to open or establish.

18 See Exhibit D.

19 The term “Associated Person” shall mean any employee, officer, manager, director, FINRA registered-representative or FINRA-registered principal of KCM and/or KCM II, or other person conducting the business of KCM and/or KCM II. Registered -representatives of KCM and/or KCM II includes dual-hatted employees in the Client and Partner Group (“CPG”), including Private Wealth Partners (“PWP”), and the Credit Solutions Group (“CSG”).